Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Genprex, Inc. (the “Company”) of our report dated March 30, 2026 (which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern) relating to the consolidated financial statements of the Company as of and for the years ended December 31, 2025 and 2024 appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ WithumSmith+Brown, PC

East Brunswick, New Jersey

June 26, 2026